Exhibit 5.1
Law Offices
JOEL BERNSTEIN, ESQ.
2509 NW 63rd Street
Suite 300
Boca Raton, FL 33496
November 30, 2021
Stabilis Solutions, Inc.
11750 Katy Freeway, Suite 900
Houston, TX 77079
Greetings:
I have examined the Registration Statement on Form S-8 to be filed by Stabilis Solutions, Inc., a Florida corporation, with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,325,000 shares of your Common Stock, $.001 par value per share (the “Shares”), which may be issued pursuant to your Amended and Restated 2019 Long Term Incentive Plan (the “Plan”).
As your counsel in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan. It is my opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.
I consent to the use of my name wherever appearing in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,
/s/Joel Bernstein